Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NKGEN

Defined terms included below have the same meaning as terms defined and included elsewhere in this current report on Form 8-K (“Current Report on Form 8-K”) dated October 5, 2023 and the definitive proxy statement/prospectus filed with the Securities and Exchange Commission (“SEC”) on August 14, 2023, as supplemented by the supplement to the proxy statement/prospectus filed with the SEC on September 22, 2023 (“Proxy Statement/Prospectus”).

You should read the following Management’s Discussion and Analysis of Financial Condition and Results of Operations together with NKGen’s unaudited interim condensed financial statements and the related notes thereto as of June 30, 2023 and for the six months ended June 30, 2023 and 2022 included elsewhere in this Current Report on Form 8-K and NKGen’s audited financial statements as of and for the fiscal year ended December 31, 2022 included in Graf’s Proxy Statement/Prospectus. In addition to historical information, some of the information contained in this discussion and analysis or set forth elsewhere in this Supplement, including information with respect to our plans and strategy for our business, future financial performance, expense levels and liquidity sources, includes forward-looking statements that involve risks and uncertainties. You should read the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” elsewhere in this Supplement and in the Proxy Statement/Prospectus for a discussion of a variety of important factors that could cause actual results and the timing of events to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

For purposes of this discussion, “NKGen,” “the Company,” “we,” “us” or “our” refer to NKGen Biotech, Inc. (which will change its name to NKGen Operating Biotech, Inc. in connection with the Business Combination) and its subsidiaries prior to the consummation of the Business Combination and NKGen Biotech, Inc. (formerly known as Graf Acquisition Corp. IV) after the consummation of the Business Combination, unless the context otherwise requires.

Overview

NKGen is a clinical-stage biotechnology company focused on the development and commercialization of innovative autologous, allogeneic and CAR-NK cell therapies utilizing a proprietary SNK platform. NKGen’s product candidates are based on a proprietary manufacturing and cryopreservation process which produces SNK cells that have increased activity as compared to the starting population of NK cells, based on the results of in vitro experiments performed by NKMAX, as defined by parameters such as cytotoxicity, cytokine production and activating receptor expression (see the section of the Proxy Statement/Prospectus entitled “Business of NKGen — Background on NK or Natural Killer Cells —The NKGen Manufacturing Process — Activity” and “Business of NKGen — Background on NK or Natural Killer Cells — Molecular Characteristics of SNK01” for additional details). NKGen believes that SNK cells have the potential to deliver transformational benefits to patients with neurodegenerative diseases, such as AD and PD, and cancer. NKGen is majority owned and controlled by NKMAX, a company formed under the laws of the Republic of Korea.

The Business Combination

On April 14, 2023, the Company entered into the Merger Agreement by and among Graf, Merger Sub, and the Company. Upon consummation of the Business Combination on September 29, 2023, Merger Sub merged with and into the Company with the Company surviving the Merger as a wholly owned subsidiary of Graf. In connection with the Closing, Graf was be renamed to “NKGen Biotech, Inc.” and the Company changed its name to “NKGen Operating Biotech, Inc.” References below to “New NKGen” denote Graf as the post-Business Combination entity.

In accordance with the terms and subject to the conditions set forth in the Merger Agreement, Graf agreed to pay to equity holders of the Company (other than holders of unvested NKGen options to purchase shares of common stock of NKGen as of immediately prior to the Effective Time, the Merger Consideration of a number of shares of newly issued common stock, par value $0.0001 per share, of New NKGen Common Stock, valued at $10.00 per share, equal to the product of the number of outstanding shares of common stock of the Company at the Closing, multiplied by the Exchange Ratio.

The “Exchange Ratio” is equal to the quotient of (A) the sum of (i) $145.0 million plus (ii) the aggregate amount of principal and accrued interest underlying convertible promissory notes of NKGen that are converted into shares of the Company common stock as of immediately prior to the Effective Time of the Merger, divided by (B) $10.00, divided by (C) the number of fully diluted common stock of the Company immediately prior to the Effective Time. Prior to the Closing, each convertible note was be converted into shares of NKGen common stock pursuant to its terms as of immediately prior to the Effective Time.

Contemporaneously with the execution of the Merger Agreement, Graf and NKGen entered into an Amended and Restated Sponsor Support and Lockup Agreement. In connection with the Amended and Restated Sponsor Support and Lockup Agreement, of the 4,290,375 Founder Shares: (i) 1,773,631 shares were forfeited, (ii) 1,173,631 Deferred Founder Shares became restricted shares subject to vesting conditions, and (iii) the remaining 1,343,113 shares were not forfeited, did not become restricted, nor subject to vesting conditions. Deferred Founder Shares do not have voting rights, do not participate in dividends and are not transferrable. During the Vesting Period, if the trading price or price per share consideration upon a change in control for Common Stock is greater than or equal to $14.00 at any 20 trading days in a 30 consecutive trading-day period, then 873,631 Deferred Founder Shares will immediately vest; and if greater than or equal to $20.00 at any 20 trading days in a 30 consecutive trading-day period, then an additional 300,000 Deferred Founder Shares will immediately vest. In the event there is a sale of New NKGen, then immediately prior to the consummation of such sale, the calculated Acquiror Sale Price, as defined in the agreement, will take into account the number of Deferred Founder Shares that will vest upon a change in control. Upon the expiration of the Vesting Period, unvested Founder Shares will be forfeited and cancelled for no consideration.

1

Factors Affecting Our Performance

NKGen’s operations to date have been limited to business planning, raising capital, developing and identifying NK cell therapies utilizing its SNK platform, clinical studies, and other research and development activities. NKGen has never been profitable from operations and its net loss and comprehensive loss were $13.1 million, $16.2 million, $23.3 million and $26.8 million for the six months ended June 30, 2022 and 2023, and the years ended December 31, 2021 and 2022, respectively. As of June 30, 2023, NKGen’s accumulated deficit was $95.3 million. NKGen has never generated revenue from product sales and does not expect to receive any revenue from any future product candidates unless and until NKGen obtains regulatory approval for any future product candidates. NKGen expects to continue incurring significant expenses and operating losses for at least the next several years associated with its ongoing activities as NKGen:

•	initiates and completes nonclinical studies and clinical trials for its product candidates;
•	contracts to manufacture and performs additional process development for its product candidates;
•	continues research and development efforts to build its pipeline beyond the current product candidates;
•	maintains, expands, and protects its intellectual property portfolio;
•	hires additional clinical, quality control, scientific, and management personnel;
•	adds operational and financial personnel to support its product development efforts and planned future commercialization; and
•	adds operational capabilities applicable to operating as a public company.

To continue to fund its operations, NKGen expects to continue to raise capital, including with related parties. NKGen’s ability to successfully transition to profitability will be dependent upon achieving a level of revenue adequate to support its cost structure. NKGen cannot provide any assurances that it will ever be profitable or generate positive cash flow from operating activities.

Components of NKGen’s Results of Operations

Revenues

NKGen does not currently have any products approved for sale and has not recognized any product revenue to date. In the future, NKGen may generate revenue from a combination of sources, including, without limitation, product sales, payments from licenses, milestone payments or collaboration arrangements. If NKGen fails to achieve clinical success or obtain regulatory approval of any of its product candidates, NKGen’s ability to generate future revenue will be limited.

During the six months ended June 30, 2022, NKGen generated revenue in connection with providing testing services for the coronavirus (“COVID-19”). NKGen did not have any revenues during the six months ended June 30, 2023 and does not expect to generate revenues in connection with COVID-19 testing services in future periods as it has ceased providing such services.

Costs and Expenses

Cost of Revenues

Cost of revenues historically consisted of test kits and supplements purchased from third parties in connection with providing COVID-19 testing services. NKGen did not have any cost of revenues in the six months ended June 30, 2023 and does not expect to incur such costs in future periods as it has ceased providing COVID-19 testing services.

Research and Development Expenses

NKGen primarily focuses its resources on research and development activities, including the conduct of preclinical studies, product development, regulatory support, and clinical trials for its product candidates. NKGen’s research and development expenses consist of:

•	employee-related expenses, including salaries, benefits, taxes, travel, and stock-based compensation expense, for personnel in research and development functions;
•	expenses related to process development and production of product candidates;
•	costs associated with preclinical activities and regulatory operations, including the costs of acquiring, developing and manufacturing research material;
•	clinical trials and activities related to regulatory filings for its product candidates; and
•	allocation of facilities, overhead, depreciation, and amortization of laboratory equipment and other expenses.

2

NKGen expects its direct and indirect research and development expenses to increase in the future as it continues to develop its platform and product candidates. NKGen remains focused on using its resources to further develop its existing pipeline. NKGen’s research and development activities are a critical component of achieving commercialization of any of its product candidates and realizing its business strategy.

NKGen’s goal is to bring transformative NK cell therapies to patients with both neurodegenerative and oncological diseases and thereby realize the potential of the NKGen team’s extensive NK cell expertise. During the second half of 2023, NKGen intends to (i) advance clinical development of SNK01 in both AD and PD by submitting an IND to the FDA, and, if authorized to proceed, initiate Phase 1 and 2 trials in the United States for both AD and PD, and (ii) initiate a Phase 1 trial of SNK02 for multiple oncology therapies. During 2024 and beyond, NKGen intends to accelerate its development in oncology through strategic collaborations as well as continue investment in its manufacturing technology.

The successful development of NKGen’s platform and product candidates is highly uncertain. The process of conducting the necessary preclinical and clinical research to obtain regulatory approval is costly and time consuming. At this time, NKGen cannot reasonably estimate the nature, timing, or costs of the efforts necessary to finish developing any of its product candidates or the period in which material net cash, if any, from these product candidates may commence. This is due to the numerous risks and uncertainties associated with developing therapeutics and will depend on a variety of factors, including, but not limited to:

•	the scope, rate of progress, expense and results of clinical trials;
•	the scope, rate of progress and expense of process development and manufacturing;
•	preclinical and other research activities; and
•	the timing of regulatory approvals.

Research and development expenses consists of expenses incurred while performing research and development activities to discover and develop NKGen’s product candidates. Direct research and development costs include external research and development expenses incurred under agreements with contract research organizations, consultants and other vendors that conduct its preclinical and clinical activities, expenses related to manufacturing its product candidates for preclinical and clinical studies, laboratory supplies and license fees. Indirect research and development costs include personnel-related expenses, consisting of employee salaries, payroll taxes, bonuses, benefits and stock-based compensation charges for those individuals involved in research and development efforts. Costs incurred in NKGen’s research and development efforts are expensed as incurred.

NKGen typically uses its employee, consultant, facility, equipment and certain supply resources across its research and development programs. NKGen tracks outsourced development costs by product candidate or development program, but NKGen does not allocate personnel costs, other internal costs or certain external consultant costs to specific product candidates or development programs. These costs are included in indirect research and development expenses. All direct research and development expenses during the six months ended June 30, 2022 and 2023 relate to SNK01.

General and Administrative

General and administrative expenses consist primarily of personnel-related expenses for executives, human resources, finance and other general and administrative employees, including salary and stock-based compensation, professional services costs and allocation of facility and overhead costs.

NKGen anticipates that its general and administrative expenses will increase in the future in connection with one-time costs of becoming a public company as well as ongoing costs of operating as a public company, including expanding headcount and increased fees for directors and outside advisors. NKGen expects to incur significant costs to comply with corporate governance, internal controls, and similar requirements applicable to public companies. Additionally, NKGen expects to incur increased costs associated with establishing sales, marketing and commercialization functions prior to any potential future regulatory approvals or commercialization of its product candidates.

Costs incurred that are directly incremental and attributable to the Business Combination, including certain legal and consultant fees, as of and for the six months ended June 30, 2023 are recorded as deferred transaction costs as set forth in Note 2 of the unaudited condensed financial statements.

Interest Expense

For the six months ended June 30, 2022, interest expense primarily consists of interest incurred associated with NKGen’s related party loans.

For the six months ended June 30, 2023, interest expense primarily consists of interest incurred in NKGen’s related party loans as well as interest expense associated with a revolving line of credit.

3

Interest expense associated with the convertible promissory notes for which NKGen has elected to account for at fair value is included in the change in fair value for the convertible promissory notes.

Other Income, Net

Other income, net primarily consists of sublease income for the six months ended June 30, 2022.

Other income, net primarily consists of sublease income and COVID-19 payroll tax credits for the six months ended June 30, 2023.

Change in Fair Value of Convertible Promissory Notes

Change in fair value of convertible promissory notes consists of losses on the change in fair value of NKGen’s convertible notes carried at fair value for the six months ended June 30, 2022 and 2023, previously included within other expenses, net for the years ended December 31, 2021 and 2022.

Provision for Income Taxes

NKGen is subject to U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in tax laws.

Provision for income taxes primarily relates to changes in deferred taxes, partially offset by valuation allowances.

Results of Operations

Comparison of Six Months Ended June 30, 2022 and 2023

The following table summarizes NKGen’s results of operations (in thousands):

	Six Months ended June 30,		Change
	2022	2023	$ Change	% Change
Revenues	$74	$—	$(74)	*
Costs and expenses:
Cost of revenues	3	—	(3)	*
Research and development	8,538	7,648	(890)	(10)%
General and administrative	3,625	5,761	2,136	59%
Total expenses	12,166	13,409	1,243	10%
Loss from operations	(12,092)	(13,409)	(1,317)	11%
Other income (expense):
Interest expense	(1,054)	(96)	958	(91)%
Change in fair value of convertible promissory notes	(15)	(2,784)	(2,769)	18,460%
Other income, net	48	118	70	146%
Net loss before provision for income taxes	(13,113)	(16,171)	(3,058)	23%
Provision for income taxes	—	—	—	—
Net loss and comprehensive loss	$(13,113)	$(16,171)	$(3,058)	23%

*       Not meaningful

4

Revenues

Revenue decreased by less than $0.1 million for the six months ended June 30, 2023 as compared to six months ended June 30, 2022. This decrease related entirely to the winding down of NKGen’s COVID-19 testing revenue stream during the six months ended June 30, 2023.

Cost of Revenues

Cost of revenues decreased by less than $0.1 million for the six months ended June 30, 2023 as compared to the six months ended June 30, 2022. This decrease related entirely to the winding down of NKGen’s COVID-19 testing revenue stream during the six months ended June 30, 2023.

Research and Development Expenses

The following table summarizes the components of NKGen’s research and development expenses (in thousands):

	Six Months ended June 30,		Change
	2022	2023	$ Change	% Change
Total direct research and development expense	$1,003	$1,018	$15	1%
Indirect research and development expense by type:
Personnel-related costs	$4,369	$4,209	$(160)	(4)%
Research and development supplies and services	2,404	1,745	(659)	(27)%
Allocated facility, equipment and other expenses	762	676	(86)	(11)%
Total indirect research and development expense	7,535	6,630	(905)	(12)%
Total research and development expense	$8,538	$7,648	$(890)	(10)%

Total research and development expenses decreased by $0.9 million, or 10%, for the six months ended June 30, 2023 as compared to the six months ended June 30, 2022. The decrease was primarily attributable to a decrease in total indirect research and development expenses of $0.9 million, or 12%, partially offset by a less than $0.1 million, or 1%, increase in total direct research and development expenses.

The increase in direct research and development expenses for the six months ended June 30, 2023 as compared to the six months ended June 30, 2022 was primarily attributable to increases in costs incurred in connection with the compassionate use program as well as increased costs associated with the strategic collaboration described in Note 10 of the condensed financial statements, which ended in June 2023 upon mutual agreement, partially offset by decreases in costs attributable to the substantial completion of NKGen’s SNK01 sarcoma Phase 1 clinical trials, which occurred during the second half of 2022.

The decrease in total indirect research and development expenses was primarily attributable to a $0.7 million, or 27%, decrease in research and development supplies and service, a $0.2 million, or 4% decrease in personnel-related costs, and a $0.1 million, or 11% decrease in allocated facility, equipment and other expenses.

The decrease in research and development supplies and services was primarily attributable to a $0.5 million, or 38%, decrease in laboratory supply costs due to decreased purchases of research and development materials during the six months ended June 30, 2023 as compared to the six months ended June 30, 2022, in addition to a $0.2 million, or 19%, decrease in professional fees due to decreased consulting and regulatory affairs costs.

The decrease in personnel-related costs was primarily attributable to a $0.7 million, or 16%, decrease in compensation costs for research and development personnel associated with the substantial completion of NKGen’s SNK01 sarcoma Phase 1 clinical trials, which occurred during the second half of 2022, partially offset by a $0.5 million increase in stock-based compensation expense as a result of stock option grants made during the six months ended June 30, 2023 that vest over periods ranging from immediately upon grant to four years.

General and Administrative Expenses

General and administrative expenses increased by $2.1 million or 59% for the six months ended June 30, 2023 as compared to the six months ended June 30, 2022. The increase was primarily attributable to an increase in stock-based compensation expense of $1.7 million as a result of stock option grants made during the six months ended June 30, 2023 that vest over periods ranging from immediately upon grant to four years, in addition to increases in personnel-related costs of $0.4 million, or 30% due to increases in salaries and wages, payroll taxes, and benefits.

5

Interest Expense

Interest expense decreased by $1.0 million, or 91%, for the six months ended June 30, 2023 as compared to the six months ended June 30, 2022. The decrease was primarily attributable to a decrease of $0.9 million, or 91%, in related party loans interest expense as a result of reductions in outstanding related party loan balances as of June 30, 2023 as compared to June 30, 2022 in connection with conversions of certain related party loan balances into equity as described in Note 6 of the unaudited condensed financial statements as of and for the six months ended June 30, 2023. Such related party loans bear an interest rate of 4.6%. Interest expense associated with the revolving line of credit was less than $0.1 million and was zero for the six months ended June 30, 2023 and 2022, respectively, due to timing of the establishment of the revolving line of credit facility, which was in June 2023.

Other Income, Net

Other income, net, increased by $0.1 million, or 146%, for the six months ended June 30, 2023 as compared to the six months ended June 30, 2022. The increase was primarily attributable to $0.1 million in COVID-19 payroll tax credits that were recognized during the six months ended June 30, 2023, partially offset by a reduction in sublease income of less than $0.1 million due to the expiration of a sublease for which NKGen is the lessor during the six months ended June 30, 2023.

Change in Fair Value of Convertible Promissory Notes

Change in fair value of convertible promissory notes increased by $2.8 million for the six months ended June 30, 2023 as compared to the six months ended June 30, 2022 primarily due to changes in probabilities of conversion based on changes in the likelihood of the occurrence of a qualified financing at a future date during the six months ended June 30, 2023 as compared to the six months ended June 30, 2022, in addition to increases in outstanding convertible promissory note balances in connection with issuances made during 2023.

Liquidity and Capital Resources

Funding Requirements and Going Concern

NKGen has incurred operating losses since inception, including net losses of $23.3 million, $26.8 million, and $16.2 million for the years ended December 31, 2021 and 2022 and the six months ended June 30, 2023, respectively. NKGen is still in its early stages of development and expects to continue to incur significant expenses and operating losses for the foreseeable future as NKGen continues its research and preclinical studies and clinical trials, including its Phase 1 and Phase 1/2 clinical trials and anticipated Phase 2 clinical trials, expand its pipeline or scope of its current studies for its product candidates, initiates additional preclinical or other studies or clinical trials for its product candidates, changes or adds additional manufacturers or suppliers, seeks regulatory and marketing approvals for any of its product candidates that successfully complete clinical studies, if any, acquires or in-licenses other product candidates and technologies, maintains, protects and expands NKGen’s intellectual property portfolio, attracts and retains skilled personnel, and experiences any delays or encounter issues with any of the above.

Until such time as NKGen can generate substantial product revenue, if ever, NKGen expects to finance its cash needs through a combination of equity and debt financings, or other capital sources, including with related parties. To the extent that NKGen raises additional capital through the future sale of equity or debt, the ownership interest of its stockholders will be diluted. The terms of these securities may include liquidation or other preferences that adversely affect the rights of NKGen’s existing common stockholders. If NKGen raises additional funds through collaboration agreements, marketing agreements, or licensing arrangements, NKGen may have to relinquish valuable rights to its technologies, future revenue streams or product candidates on terms that may not be favorable to it. If NKGen is unable to raise sufficient funds through equity or debt financings, NKGen may be required to delay, limit, curtail or terminate its product development or future commercialization efforts or may be forced to cease operations or file for bankruptcy protection. Additionally, NKGen may never become profitable, or if it does, may not be able to sustain profitability on a recurring basis.

As of June 30, 2023 and December 31, 2022, we had cash and cash equivalents of approximately $1.2 million and $0.1 million, respectively. On September 29, 2023, New NKGen received upon the closing of Business Combination: (i) an aggregate amount of $20.2 million from PIPE financing, including (A) $10.0 million under the Securities Purchase Agreement with NKMAX and (B) $10.2 million under the Warrant Subscription Agreements with certain investors; (ii) approximately $0.8 million in proceeds from the Trust Account based on the number of shares that have not been redeemed by Graf Stockholders as of September 29, 2023.

NKGen has incurred substantial transaction expenses in connection with the Business Combination. Approximately $16.3 million in transaction expenses were settled upon the consummation of the Business Combination. However,  NKGen continues to have substantial transaction expenses accrued and unpaid subsequent to the Business Combination. Furthermore, NKGen expects to incur additional expenses in connection with transitioning to, and operating as, a public company. Additionally, NKGen has $20.2 million in outstanding debts as of September 29, 2023, inclusive of its revolving line of credit with East West Bank and debts with related parties, and inclusive of debts due within less than one year following the Closing. Moreover, NKGen’s revolving line of credit with East West Bank, which is secured by all of NKGen’s assets, requires NKGen to maintain a minimum cash balance of $15.0  million with the bank by December 31, 2023 and at all times thereafter as long as there is an outstanding balance under the revolving line of credit, and  the failure of which could result in foreclosure on its assets. See “Risk Factors — Risks Related to NKGen — Risks Related to Our Business and Industry — The East West Bank Loan Agreement provides the lender with a security interest in all of our assets, and contains financial covenants and other restrictions on our actions that may limit our operational flexibility or otherwise adversely affect our results of operations” for more details.

NKGen has considered that its long-term operations anticipate continuing net losses and the need for potential debt or equity financing. However, there can be no assurances that additional funding or other sources of capital will be available on terms acceptable to NKGen, or at all. If additional capital is not secured when required, NKGen may need to delay or curtail its operations until such funding is received. If NKGen cannot expand its operations or otherwise capitalize on its business opportunities because it lacks sufficient capital, NKGen’s business, financial condition and results of operations could be materially adversely affected.

6

NKGen does not currently have, and it does not currently expect to have, sufficient funds to service its operations and its expenses and other liquidity needs and will require additional capital immediately. In addition, NKGen’s management have expressed substantial doubt as to its ability to continue as a going concern, including after consummation of the Business Combination. There can be no assurance that NKGen will be able to timely secure such additional funding on acceptable terms and conditions, or at all. If NKGen is unable to raise sufficient capital immediately, it will not have sufficient cash and liquidity to finance its business operations and make required payments and may be required to delay, limit, curtail or terminate its product development or may be forced to cease operations or file for bankruptcy protection.

Because the proceeds from the Business Combination and our recent financing arrangements described in the “Introductory Note” in the Form 8-K to which this is an exhibit above, including the Forward Purchase Agreements, the Warrant Subscription Agreements and the Securities Purchase Agreement, are not be adequate to cover our accrued and unpaid expenses and provide the cash and liquidity necessary to operate NKGen’s business, NKGen continues to seek opportunities for raising additional funds through potential alternatives, which may include, among other things, the issuance of equity, equity-linked, and/or debt securities, debt financings, forward purchase arrangements or other capital sources. However, we may not be successful in securing additional financing on a timely basis, on acceptable terms and conditions or at all. In addition, substantial doubt about our ability to continue as a going concern may cause, investors or other financing sources to be unwilling to provide funding to us on commercially reasonable terms, if at all. If sufficient funds are not available, we will have to delay, reduce the scope of, or eliminate some of our business activities, including related operating expenses, which would adversely affect our business prospects and our ability to continue our operations and would have a negative impact on our financial condition and ability to pursue our business strategies. In addition, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our financial statements, and/or seek protection under Chapters 7 or 11 of the United States Bankruptcy Code. This could potentially cause us to cease operations and result in a complete or partial loss of your investment in our common stock.

As a result of these conditions, NKGen has concluded that there is substantial doubt over its ability to continue as a going concern as conditions and events, considered in the aggregate, indicate that NKGen is currently unable to meet its obligations as they become due and expects to be unable to meet its obligations within one year after the date that the financial statements included in this Supplement and the Proxy Statement/Prospectus are issued. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. The financial information and financial statements do not include any adjustments that might be necessary if NKGen is unable to continue as a going concern. NKGen’s ability to continue as a going concern is dependent upon its ability to raise additional funds and financing. NKGen will need to raise additional capital immediately to continue operations based on its current business plan, and expectations and assumptions considering current macroeconomic conditions. There can be no assurance that NKGen will be able to secure such additional funding on acceptable terms and conditions, or at all. If NKGen cannot obtain sufficient capital immediately, it will not have sufficient cash flows and liquidity to finance its business operations as currently contemplated and it may need to substantially alter, or possibly even discontinue, its operations. In the event of a bankruptcy proceeding or insolvency, or restructuring of NKGen’s capital structure, our stockholders could suffer a total loss of their investment.

NKGen’s future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section of the Proxy Statement/Prospectus entitled “Risk Factors.”

7

Sources of Liquidity

To date, NKGen has funded its operations primarily with the proceeds from the issuance of convertible promissory notes, loans from related parties, and draws upon revolving lines of credit. As of June 30, 2023, NKGen had cash and cash equivalents of $1.2 million and restricted cash of $0.3 million. In the future, NKGen expects to finance its cash needs through a combination of equity and debt financings, including with related parties.

Convertible Promissory Notes

From November through December 2019, NKGen issued convertible promissory notes to investors (the “2019 Convertible Notes”) and to related parties (the “2019 Related Party Convertible Notes”) for total proceeds of $10.8 million and $0.3 million, respectively, which each bear interest at 1.68% per year.

During the six months ended June 30, 2023, NKGen issued additional convertible promissory notes issued to investors (“2023 Convertible Notes”) and to related parties (“2023 Related Party Convertible Notes”, together with the 2019 Convertible Notes, 2019 Related Party Convertible Notes, and 2023 Convertible Notes, “Convertible Notes”), for total proceeds of $4.7 million and $0.1 million, respectively, which each bear interest at 4.55% per year and mature three years from their respective issuance dates.

In the event NKGen consummates, while the Convertible Notes are outstanding, an equity financing pursuant to which it sells shares of its equity securities, with an aggregate sales price of not less than $20.0 million, excluding any and all indebtedness under the Convertible Notes that is converted into Company equity securities sold in a qualified financing (“Next Round Securities”), and with the principal purpose of raising capital, then all principal, together with all unpaid accrued interest under the Convertible Notes, shall automatically convert into shares of Next Round Securities at the lesser of (i) the price obtained by dividing $300.0 million by the number of outstanding shares of common stock of NKGen immediately prior to the qualified financing (assuming conversion of all securities convertible into common stock and exercise of all outstanding options and warrants, but excluding the shares of equity securities of NKGen issuable upon the conversion of the Convertible Notes or other indebtedness) and (ii) a discount to the cash price per share paid by the other purchasers of Next Round Securities in the qualified financing equal to (a) with respect to the 2019 Convertible Notes and the 2019 Related Party Convertible Notes, for an investor that invests up to $1.0 million in 2019 Convertible Notes or the 2019 Related Party Convertible Notes: 20%, and for an investor that invests more than $1.0 million and less than $5.0 million in 2019 Convertible Notes or the 2019 Related Party Convertible Notes: 25% or (b) with respect to the 2023 Convertible Notes and the 2023 Related Party Convertible Notes, for an investor that invests up to $5.0 million in 2023 Convertible Notes or the 2023 Related Party Convertible Notes: 15%, and for an investor that invests more than $5.0 million and less than $10.0 million in 2023 Convertible Notes or 2023 Related Party Convertible Notes: 20%, and for an investor that invests more than $10.0 million in 2023 Convertible Notes or 2023 Related Party Convertible Notes: 25%. There are no financial or non-financial covenants associated with the Convertible Notes.

The principal amounts of the 2019 Convertible Notes and 2019 Related Party Convertible Notes were due on demand as of December 31, 2022. In April 2023, NKGen (i) modified the 2019 Convertible Notes and Related Party Convertible Notes to extend the maturity date to December 31, 2023 and (ii) modified the Convertible Notes to provide that upon the closing of a transaction such as the Business Combination, the Convertible Notes will, immediately prior to the closing of such transaction, convert into NKGen’s common stock at a conversion price equal to (a) the value ascribed to the consideration to be paid in respect of one share of common stock in the definitive agreement(s) relating to such transaction, multiplied by (b) the discount figure applicable to a qualified financing as set forth above.

Related Party Loans

Between August 2019 and December 2022, NKGen entered into related party loans with NKMAX (“Related Party Loans”) which included an interest rate of 4.6%. In December 2022, the aggregate outstanding Related Party Loans’ principal and interest of $66.1 million was converted into 17,002,230 shares of common stock which was recognized as a capital contribution within the condensed statement of common stock and stockholders’ equity (deficit) for the year ended December 31, 2022.

8

From January through April 2023, NKGen entered into additional Related Party Loans with NKMAX for aggregate gross proceeds of $5.0 million. These additional Related Party Loans bear an interest rate of 4.6% and mature on December 31, 2024. There are no financial or non-financial covenants associated with the Related Party Loans. The Related Party Loans are not convertible into equity, including upon the consummation of the Business Combination.

Revolving Line of Credit

In June 2023, NKGen entered into a $5.0 million revolving line of credit agreement with a commercial bank with a one-year term and an interest rate based on the higher of (i) the one month secured overnight financing rate plus 2.85% or (ii) 7.50%. Issuance fees of $0.1 million were incurred in connection with this revolving line of credit. The revolving line of credit is secured by all of NKGen’s assets, including a deed of trust over NKGen’s owned real property located in Santa Ana, California. Additionally, NKGen is required to maintain a restricted cash balance of $0.3 million following the issuance. Following completion of the Business Combination, NKGen will be required to maintain deposits with the lender in an amount of at least $15.0 million at all times. As of June 30, 2023, the interest rate for the revolving line of credit is 7.94%.

In June 2023, NKGen drew down $3.8 million upon the revolving line of credit.

Subsequent Financing Arrangements

Revolving Line of Credit

From July 1 2023 through September 21, 2023, NKGen executed additional draws of $1.1 million upon the revolving line of credit described in Note 6 of the unaudited condensed financial statements as of and for the six months ended June 30, 2023. On September 19, 2023, the minimum deposit requirement under the revolving line of credit was modified such that NKGen will be required to maintain the $15.0 million minimum deposits beginning as of December 31, 2023. No repayments of draws upon the revolving line of credit occurred from July 1, 2023 through October 5, 2023.

Convertible Notes

In August and September 2023, NKGen issued additional convertible notes of $1.4 million to investors. The terms of the additional convertible notes issued in August and September 2023 are consistent with those set forth for the 2023 Convertible Notes in Note 6 of the unaudited condensed financial statements as of and for the six months ended June 30, 2023.

Business Combination

The Business Combination was consummated on September 29, 2023. In connection with the Closing, Graf changed its name to “NKGen Biotech, Inc.” and NKGen changed its name to “NKGen Operating Biotech, Inc.” The Common Stock and warrants of New NKGen began trading on The Nasdaq Stock Market LLC under the symbols “NKGN” and “NKGNW”, respectively, on October 2, 2023.

Short Term Related Party Loan

In September 2023, NKGen raised $0.3 million in proceeds in connection with a related party loan with a 30-day term and an interest rate of 5.12%. This related party loan is not convertible into equity. This loan was repaid before October 5, 2023.

Warrant Subscription Agreements

On September 19, 2023 and September 26, 2023, Graf entered into warrant subscription agreements (the “Warrant Subscription Agreements”) with certain investors (the “Warrant Investors”), pursuant to which the Investors agreed to purchase an aggregate of 10,209,994 warrants, at a purchase price of $1.00 per warrant (the “Subscribed Warrants”). The Subscribed Warrants are exercisable for cash (or by “cashless” exercise under certain circumstances) during the five-year period beginning on the Closing Date. One-third of the Subscribed Warrants are exercisable initially at $10.00, one-third of the Subscribed Warrants are exercisable initially at $12.50, and one-third of the Subscribed Warrants are exercisable initially at $15.00. The initial exercise prices of each tranche are subject to adjustment every 180 days after the Closing based upon declines in trading prices of the Company’s common stock, as well as antidilution adjustments for stock splits, stock dividends, and the like. In addition, the Subscribed Warrants contain a downside protection provision whereby the Warrant Investors may demand a cashless exchange of certain Subscribed Warrants and to the extent the relevant reference price is less than $1.50, a cash payment calculated as the difference between $1.50 and the then-current exercise price multiplied by the applicable number of warrant shares shall be paid to the Warrant Investors.

Securities Purchase Agreement

On September 15, 2023, Graf entered into a Securities Purchase Agreement with NKMAX for total proceeds of $10.0 million, respectively, with a four-year term and an interest rate of 5% paid in cash semi-annually or 8.0% paid in kind (“2027 Convertible Notes”). The 2027 Convertible Notes have a conversion price of $10.00 per share of common stock (subject to anti-dilution adjustments in the event of stock splits and the like) and a put option commencing 2.5 years after their issuance. Additionally, pursuant to the Securities Purchase Agreement, 1,000,000 warrants will be issued to NKMAX at an exercise price of $11.50 per warrant (“Senior Convertible Notes Warrants ”). Such warrants will have terms identical to the Public Warrants.

9

Forward Purchase Agreements, Subscription Agreements, and Side Letter

On September 22, 2023, September 26, 2023, and September 29, 2023, the Company entered into private agreements (“Private Placement Agreements”) with investors (“FPA Investors” or “Sellers”) consisting of Forward Purchase Agreements, Subscription Agreements, and a Side Letter. Concurrently with the Closing of the Business Combination, the FPA Investors purchased 3,168,121 shares of common stock (“Subscribed Shares”) in exchange for a subscription receivable of $32.9 million (“Prepayment Amount”), which was placed into an escrow account for the benefit of the FPA Investors (“Escrow Account”). The terms of the Private Placement Agreements provide that following a one-year period after the Closing (“Measurement Period”), subject to early termination and settlement at the election of the FPA Investors, the funds placed into the Escrow Account will be released to the Company, the FPA Investors, or a combination of both, based on a combination of factors, including the number of shares sold by the FPA Investors during the Measurement Period, the volume weighted average price of the Company’s common stock over a specified valuation period, and the application of antidilution provisions. In addition to the Subscribed Shares, the FPA Investors were issued 314,889 share consideration shares (“Share Consideration Shares”) and one of the FPA Investors was issued 200,000 structuring shares (“Structuring Shares”, collectively with the Share Consideration Shares, “Incremental Shares”) totaling 514,889 Incremental Shares (“Incremental Shares”). These Incremental Shares were issued for no additional consideration and are not subject to an escrow arrangement. The Incremental Shares were converted into shares of New NKGen Common Stock on a one-for-one basis at Closing. Accordingly, such shares have the same voting as well as dividend and liquidation participation rights as other shares of New NKGen Common Stock.

Employee Stock Purchase Plan

Upon consummation of the Business Combination, New NKGen adopted an employee stock purchase plan (“ESPP”). The maximum number of shares of New NKGen common stock that may be issued under the ESPP is 3% of the fully diluted common stock of New NKGen, determined as of immediately following Closing. Such maximum number of shares is subject to automatic annual increases. New NKGen employees and the employees of any designated affiliates may participate in the ESPP. The purchase price of the ESPP shares is 85% of the lesser of the fair market value of New NKGen common stock on the first day of an offering or on the applicable date of purchase.

10

Cash Flows

The following is a summary of NKGen’s cash flows (in thousands):

	Six Months ended June 30,
	2022	2023
Net cash used in operating activities	$(11,708)	$(10,444)
Net cash used in investing activities	$(123)	$(30)
Net cash provided by financing activities	$11,837	$11,829

Net cash used in operating activities

The decrease in net cash used in operating activities of $1.3 million for the six months ended June 30, 2023 as compared to the six months ended June 30, 2022 was primarily attributable to decreased research and development expenditures due to the substantial completion of NKGen’s SNK01 sarcoma Phase 1 clinical trials, which occurred during the second half of 2022.

Net cash used in operating activities of $11.7 million for the six months ended June 30, 2022 was primarily attributable to NKGen’s net loss of $13.1 million and changes in operating assets and liabilities of $0.5 million, partially offset by $1.9 million in non-cash charges, which primarily relate to $1.0 million of related party non-cash interest expense, $0.6 million of depreciation and amortization, $0.2 million in noncash lease expense, and less than $0.1 million each in changes in the fair value of Convertible Notes and stock-based compensation.

Net cash used in operating activities of $10.4 million for the six months ended June 30, 2023 was primarily attributable to NKGen’s net loss of $16.2 million, partially offset by changes in operating assets and liabilities of $0.2 million and $5.9 million in non-cash charges, which primarily relate to $2.8 million in changes in the fair value of Convertible Notes, $2.2 million in stock-based compensation, $0.6 million of depreciation and amortization, and $0.2 million in noncash lease expense and less than $0.1 million in of related party non-cash interest expense.

Net cash used in investing activities

The decrease in net cash used in investing activities of $0.1 million for the six months ended June 30, 2023 as compared to six months ended June 30, 2022 was primarily attributable to decreased purchases of property and equipment.

Net cash used in investing activities was $0.1 million for the six months ended June 30, 2022, which consisted of less than $0.1 million in purchases of capitalized software and $0.1 million in purchases of property and equipment.

Net cash used in investing activities was less than $0.1 million for the six months ended June 30, 2023, which consisted of less than $0.1 million in purchases of capitalized software.

Net cash provided by financing activities

The decrease in net cash provided by financing activities of less than $0.1 million for the six months ended June 30, 2023 as compared to the six months ended June 30, 2022 was primarily attributable to decreased proceeds from related party loans, partially offset by increased proceeds from issuances of convertible promissory notes and draws upon a revolving line of credit.

Net cash provided by financing activities was $11.8 million for the six months ended June 30, 2022, which primarily consisted of proceeds of $12.5 million from related party loan, partially offset by $0.7 million in repayments on payroll protection program loans.

Net cash provided by financing activities was $11.8 million for the six months ended June 30, 2023, which primarily consisted of proceeds of $5.0 million from related party loans, $4.8 million from issuances of convertible promissory notes, and $3.8 million from draws on revolving line of credit facility, partially offset by $1.7 million in payments of deferred transaction costs, $0.1 million for payment of debt issuance costs on revolving line of credit.

11

Contractual Obligations and Commitments

In February 2018, NKGen entered into an operating lease agreement for office space located in 10 Pasteur, Irvine with a lease term of approximately five years. Rent payments commenced in February 2018. The lease expired on February 5, 2023.

In October 2021, NKGen entered into an operating lease agreement for office space located in 19700 Fairchild with a lease term of approximately two years with an option to extend the term for one two-year term, which at the time was not reasonably assured of exercise and, therefore, not included in the lease term. Rent payments commenced in December 2021. The lease expires on December 31, 2023, and the future obligation until expiration is $0.2 million as of June 30, 2023.

Critical Accounting Policies and Estimates

NKGen’s management’s discussion and analysis of its financial condition and results of operations is based on NKGen’s financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of these financial statements requires NKGen’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. NKGen evaluates these estimates and judgments on an ongoing basis. NKGen bases its estimates on historical experience and on various other factors that NKGen believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. NKGen’s actual results may differ from these estimates under different assumptions or conditions.

While NKGen’s significant accounting policies are more fully described in Note 2 to NKGen’s financial statements, NKGen believes that the following accounting policies are the most critical to fully understanding and evaluating its financial condition and results of operations.

Accrued Clinical and Research and Development Expenses

All research and development costs are expensed in the period incurred. Research and development expenses primarily consist of services provided by contract organizations for clinical development, salaries and related expenses for personnel, including stock-based compensation expense, outside service providers, facilities costs, fees paid to consultants and other professional services, license fees, depreciation and supplies used in research and development. Payments made prior to the receipt of goods or services to be used in research and development are capitalized until the related goods or services are received.

As part of the process of preparing its financial statements, NKGen is required to estimate its accrued expenses as of each balance sheet date. This process involves reviewing open contracts and purchase orders, communicating with its personnel to identify services that have been performed on its behalf and estimating the level of service performed and the associated cost incurred for the service when NKGen has not yet been invoiced or otherwise notified of the actual cost. NKGen makes estimates of its accrued expenses as of each balance sheet date based on facts and circumstances known to us at that time. NKGen periodically confirms the accuracy of its estimates with the service providers and make adjustments, if necessary. The significant estimates in NKGen’s accrued clinical trial and research and development expenses include the costs incurred for services performed by its vendors in connection with clinical trial and research and development activities for which NKGen has not yet been invoiced.

NKGen determined its expenses related to clinical trial and research and development activities on its estimates of the services received and efforts expended pursuant to quotes and contracts with vendors that conduct clinical trials and research and development on its behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to its vendors will exceed the level of services provided and result in a prepayment of the clinical trial and research and development expense. In accruing service fees, NKGen estimates the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from its estimate, NKGen adjusts the accrual or prepaid expense accordingly. Advance payments for goods and services that will be used in future clinical trial or research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made.

Although NKGen does not expect its estimates to be materially different from amounts actually incurred, if its estimates of the status and timing of services performed differ from the actual status and timing of services performed, it could result in NKGen reporting amounts that are too high or too low in any particular period. To date, there have been no material differences between NKGen’s estimates of such expenses and the amounts actually incurred.

Stock-Based Compensation

Stock-based compensation expense is comprised of stock options awarded to employees and consultants. NKGen’s stock option awards granted to date contain service based vesting conditions only and do not require the achievement of a market or performance condition in order to vest. These share-based awards are accounted for under the fair-value-based method prescribed by ASC 718-10, Stock Compensation. The fair value of stock options is estimated using the Black-Scholes option pricing model on the date of grant. This option pricing model involves a number of estimates, including the per share value of the underlying common stock, exercise price, estimate of future volatility, expected term of the stock option award, risk-free interest rate and expected annual dividend yield.

12

NKGen recognizes the expense for options with graded-vesting schedules on a straight-line basis over the requisite service period, which is generally the vesting period. Forfeitures are recognized as they occur.

Valuation of Common Shares

Given the absence of a public trading market for NKGen’s common shares prior to October 2, 2023, and in accordance with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately- Held-Company Equity Securities Issued as Compensation, NKGen’s board of directors exercises its reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of fair value of NKGen’s common shares, including, but not limited to:

•	independent third-party valuations of NKGen’s common shares;
•	capital resources and financial condition;
•	the likelihood and timing of achieving a liquidity event;
•	historical operating and financial performance as well as NKGen’s estimates of future financial performance;
•	valuations of comparable companies;
•	the status of NKGen’s development;
•	the relative lack of marketability of NKGen’s common shares;
•	industry information such as market growth and volume and macro-economic events;
•	additional objective and subjective factors relating to NKGen’s business; and
•	implied fair values upon a merger transaction.

NKGen’s board of directors determines the fair value of its common shares using both the income and market approach valuation methods. The income approach estimates value based on the expectation of future cash flows that a company will generate. The market approach estimates value based on a comparison of the subject company to comparable public companies in a similar line of business as well as implied fair values upon a merger transaction such as the Business Combination. Under the market approach, based on a comparison of the subject company to comparable public companies in a similar line of business, a discount for lack of marketability (“DLOM”) was applied to arrive at a fair value of common shares. A DLOM was meant to account for the lack of marketability of shares that were not publicly traded. The valuation of common shares underlying common stock options granted during the six months ended June 30, 2023 were estimated under the market approach, based upon the implied fair value of common stock agreed upon in the Business Combination, where the fair values of NKGen’s common shares as of the respective grant dates were determined using a linear interpolation between the previous valuation and the anticipated closing date of the Business Combination. It was determined that the straight-line calculation provides the most reasonable basis for the valuation of NKGen’s common stock because there was no single event that occurred during the period between the valuation dates that would have caused a material change in fair value.

Applying these valuation approaches involves the use of estimates, judgments and assumptions that are highly complex and subjective, including NKGen’s expected future revenue and expenses, the determination of discount rates, interpolations, valuation multiples, the selection of comparable public companies and the probability of future events. Changes in any or all of these estimates and assumptions impact NKGen’s valuation as of each valuation date. Such changes may have a material impact on the valuation of NKGen’s common shares and NKGen’s share-based awards.

Fair Value of Financial Instruments

NKGen follows ASC 820-10, Fair Value Measurements and Disclosures, issued by the FASB with respect to fair value reporting for financial assets and liabilities. The guidance defines fair value, provides guidance for measuring fair value and requires certain disclosures. The guidance does not apply to measurements related to share-based payments. The guidance discusses valuation techniques such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels.

NKGen’s financial instruments include cash and cash equivalents, prepaid expenses, accounts payable, accrued expenses, related party loans and NKGen Convertible Notes. The carrying amount of cash and cash equivalents, prepaid expenses and other assets, accounts payable and accrued expenses are generally considered to be representative of their respective values because of the short-term nature of those instruments. The carrying value of NKGen’s related party loans approximates fair value because the stated interest rate approximates market rates for similar loans and due to the short-term nature of such loans, which mature within three years or less from issuance.

13

NKGen elects to account for the NKGen Convertible Notes, which meet the required criteria, at fair value at inception and at each subsequent reporting date. Subsequent changes in fair value are recorded to change in fair value of convertible promissory notes, on the accompanying statement of operations and comprehensive loss for the six months ended June 30, 2022 and 2023 and to other expenses, net on the accompanying statements of operating and comprehensive loss for the years ended December 31, 2021 and 2022. Interest expense associated with the NKGen Convertible Notes are included in the change in fair value of convertible promissory notes on the statements of operating and comprehensive loss. These estimates may be subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. All outstanding NKGen Convertible Notes and related accrued interest will convert to shares of NKGen immediately prior to the closing of the Business Combination.

The fair value of the NKGen Convertible Notes are estimated as compared to the fair value of similar debt instruments that do not have the conversion feature using a scenario-based analysis that estimates the fair value of the NKGen Convertible Notes based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to the noteholders, including various initial public offering, settlement, equity financing, corporate transaction and dissolution scenarios. There are significant judgments and estimates inherent in the determination of the fair value of these liabilities. If NKGen had made different assumptions including, among others, those related to the timing and probability of various corporate scenarios, discount rates, volatilities and exit valuations, the carrying values of the NKGen Convertible Notes, and NKGen’s net loss and comprehensive loss and net loss per share could have been significantly different.

Recently Issued and Adopted Accounting Pronouncements

NKGen describes the recently issued accounting pronouncements that apply in Note 2 of the unaudited condensed financial statements as of and for the six months ended June 30, 2023 and Note 2 of the financial statements as of and for the years ended December 31, 2022 and 2021.

Emerging Growth Company Status

New NKGen qualifies as an emerging  growth company, as defined in the Jumpstart Our Business Startups (“JOBS Act”) and may remain an emerging growth company for up to five years following the completion of Graf’s initial public offering. For so long as New NKGen remains an emerging growth company, New NKGen is permitted and intends to rely on certain exemptions from various public company reporting requirements, including delaying adopting new or revised accounting standards issued until such time as those standards apply to private companies, not being required to have New NKGen’s internal control over financial reporting audited by its independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and any golden parachute payments not previously approved. In particular, in the Proxy Statement/Prospectus, NKGen has provided only two years of audited financial statements and unaudited financial statements and have not included all of the executive compensation- related information that would be required if New NKGen were not an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

Following the closing of the Business Combination, New NKGen is an emerging growth company until the  earliest of (i) the last day of the fiscal year following the fifth anniversary of the consummation of Graf’s initial public offering, (ii) the last day of the fiscal year in which New NKGen has total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which New NKGen is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of New NKGen’s common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year, or (iv) the date on which New NKGen has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

New NKGen qualified as a “smaller reporting company,” as such term is defined in Rule 12b-2 of the Exchange Act, meaning that the market value of its common stock held by non-affiliates plus the proposed aggregate amount  of gross proceeds to New NKGen as a result of the Business Combination is less than $700.0 million and New NKGen’s annual revenue is less than $100.0 million during the most recently completed fiscal year. New NKGen may continue to be a smaller reporting company following the closing of the Business Combination if either (i) the market value of New NKGen’s common stock held by non-affiliates is less than $250.0 million or (ii) the New NKGen’s annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of its common stock held by non-affiliates is less than $700.0 million. If New NKGen is a smaller reporting company at the time it ceases to be an emerging growth company, New NKGen may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, New NKGen may choose to present only the two most recent fiscal years of audited financial statements in its Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Quantitative and Qualitative Disclosures About Market Risk

As a “smaller reporting company” as defined by Rule 12b-2 of the Exchange Act, and pursuant to Item 305 of Regulation S-K, NKGen is not required to disclose information under this section.

14